REDWOOD MICROCAP FUND, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD _________________, 2005

The Annual Meeting of Shareholders of Redwood MicroCap Fund, Inc. (the "Company") will be held at __________________________________ on ___________, 2005 at 10:00 o'clock a.m. local time for the purpose of considering and voting upon the following:
1.	To elect three (3) Directors to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.
2.	To ratify our selection of our independent public accountants
3.	To ratify again the Fund's application to register as an investment company under the Investment Act of 1940 and to rescind its Investment Guidelines.
4.	To change our name to a corporate name determined by the Board of Directors.
5.	To approve the dissolution of the Fund under Colorado law.
6.	To approve the proposed settlement agreement resolving pending litigation against the Fund.
7.	Any other matters properly brought before said meeting or any adjournment thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement. Only holders of outstanding shares of the Company's common stock of record at the close of business on ______________, 2005 will be entitled to vote at the meeting or any adjournment thereof.

A copy of the Company's Annual Report to Shareholders, including financial statements for the year ended March 31, 2004 and Semi-Annual Report to Shareholders for the six month period ended September 30, 2004, is being mailed to shareholders concurrently with our Proxy Statement.

Shareholders are cordially invited to attend the meeting in person.

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY FILL IN, SIGN AND DATE THE ENCLOSED PROXY STATEMENT AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. Any proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary, by receipt or a proxy properly signed and dated subsequent to an earlier proxy, and by revocation of a written proxy by request in person at the Annual Meeting of Shareholders. If not so revoked, the shares represented by the proxy will be voted in accordance with your instruction on the proxy form.
REDWOOD MICROCAP FUND, INC.
_________________________________________ R. Stanley Pittman, Secretary